UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Twitter, Inc.

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TWITTER, INC.

1355 MARKET STREET, SUITE 900

SAN FRANCISCO, CALIFORNIA 94103

SUPPLEMENT TO PROXY STATEMENT

FOR 2020 ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 10:00 a.m. Pacific Time on Wednesday, May 27, 2020

Dear Stockholders of Twitter, Inc.:

We are providing this proxy statement supplement (the “Supplement”) to the proxy statement dated April 15, 2020 (the “Proxy Statement”), for the 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”) of Twitter, Inc., a Delaware corporation (“Twitter” or the “Company”), to be held on Wednesday, May 27, 2020, at 10:00 a.m., Pacific time. Both stockholders of record and street name stockholders will be able to attend the Annual Meeting via live audio webcast, submit their questions during the meeting and vote their shares electronically at the Annual Meeting by visiting www.virtualshareholdermeeting.com/TWTR2020.

The purpose of the Supplement is to provide information relating to the recent appointment of Dr. Fei-Fei Li to our board of directors. Except as specifically amended or supplemented by the information contained in the Supplement, all information set forth in the Proxy Statement remains unchanged and should be considered in voting your shares.

CHANGES TO COMPOSITION OF THE BOARD OF DIRECTORS

Appointment of Fei-Fei Li to the board of directors

On May 11, 2020, Twitter announced that the board of directors of Twitter appointed Dr. Fei-Fei Li, 43, as a member of the board of directors. Our board of directors is divided into three classes of directors, each serving a staggered three-year term. Dr. Li was appointed as a Class II Director and her term will continue until the 2021 annual meeting of stockholders and until her successor is duly elected and qualified.

Dr. Li, 43, is the inaugural Sequoia Professor in the Computer Science Department at Stanford University, and Co-Director of Stanford’s Human-Centered Artificial Intelligence Institute. She served as the Director of Stanford’s Artificial Intelligence Lab from 2013 to 2018. From January 2017 to September 2018, Dr. Li was Vice President, Google Cloud AI and Chief Scientist of AI/Machine Learning at Google Cloud. She joined Stanford in 2009 as an assistant professor. Prior to that, from 2007 to 2009, she was on faculty at Princeton University and, from 2005 to 2006 at University of Illinois Urbana-Champaign. Dr. Li is a co-founder and Chairperson of the Board of AI4ALL, a 501(c)(3) nonprofit organization dedicated to increasing diverse human representation in the field of AI and technology. She is also an elected member of the National Academy of Engineering. Dr. Li obtained her B.A. degree in physics from Princeton in 1999 with High Honors, and her PhD degree in electrical engineering from California Institute of Technology (Caltech) in 2005.

Twitter believes that Dr. Li’s in-depth knowledge of the technology sector and extensive engineering, computer science, and artificial intelligence experience make her a valuable member of the Board.

There are no arrangements or understandings between Dr. Li, on the one hand, and the Company or any other persons, on the other hand, pursuant to which Dr. Li was selected as a director. There are no related party transactions between the Company and Dr. Li (or any of her immediate family members) requiring disclosure under Item 404(a) of Regulation S-K. Dr. Li does not have any family relationships with any of the Company’s directors or executive officers.

Dr. Li will participate in the director benefits arrangements applicable to non-employee directors as described in the Proxy Statement. As of the date hereof, she does not beneficially own any shares of our common stock. In addition, the Company will enter into its standard form of indemnification agreement with Dr. Li.

VOTING MATTERS

If you have already voted by Internet, telephone, or by mail, no action is required from you unless you wish to change your vote. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by Internet or by telephone;

•	completing and returning a later-dated proxy card;

•	notifying the Secretary of Twitter, Inc., in writing, at Twitter, Inc., 1355 Market Street, Suite 900, San Francisco, California 94103; or

•	attending and voting at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).

If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.

The Supplement does not change the proposals to be acted upon at the 2020 Annual Meeting, which are described in the Proxy Statement. As noted above, Dr. Li is not standing for election at the 2020 Annual Meeting.

Important information regarding how to vote your shares and revoke proxies already cast is available in the Proxy Statement under the caption “Questions and Answers about the Proxy Materials and our Annual Meeting.” The Proxy Statement, together with this Supplement, have been filed with the SEC and are available from the SEC at its website at https://www.sec.gov and are also available on our website at https://investor.twitterinc.com. You may also obtain a copy of these materials without charge by sending a written request to Twitter, Inc., Attention: Investor Relations, 1355 Market Street, Suite 900, San Francisco, California 94103.

OTHER MATTERS

The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.

THE BOARD OF DIRECTORS
San Francisco, California
May 11, 2020

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